UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2016 (May 13, 2016)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 13, 2016, Allegheny Technologies Incorporated (the “Company”) and certain of its wholly owned domestic subsidiaries entered into a First Amendment to Revolving Credit and Security Agreement, dated as of May 13, 2016 (the “First Amendment”), amending that certain Revolving Credit and Security Agreement dated as of September 15, 2015 (the “Credit Agreement”), by and among the borrowers party thereto, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as Agent, and PNC Capital Markets LLC, as Sole Lead Arranger and Sole Bookrunner. The First Amendment amended the Credit Agreement to, among other things, (i) add a term loan (the “Term Loan”) in the amount of $100.0 million to the Company’s senior secured credit facility (the “Credit Facility”) and (ii) amend certain of the covenants in the Credit Agreement and related defined terms. Proceeds of the Term Loan will be used to pay down outstanding borrowings under the Credit Facility. All amounts owed with respect to the Term Loan will be due and payable on November 13, 2017 if not earlier prepaid. The borrowers under the Term Loan may prepay all amounts owed with respect to the Term Loan on a one-time basis on and after May 13, 2017.

The foregoing is a summary of the material terms and conditions of the First Amendment and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Revolving Credit and Security Agreement, dated as of May 13, 2016, by and among the borrowers party thereto, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated: May 16, 2016